                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14c INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]  Preliminary Information Statement         [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                         GT INTERACTIVE SOFTWARE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Rules 0-11(c)(i)(ii), or 14c-5(g) and 0-11.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         GT INTERACTIVE SOFTWARE CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500
                            ------------------------

                             INFORMATION STATEMENT
                            ------------------------

                              GENERAL INFORMATION
                            ------------------------

                           YOUR VOTE IS NOT REQUIRED

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement (the "Information Statement") is being furnished by GT Interactive Software Corp., a Delaware corporation (the "Company"), to the holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), in connection with the approval and adoption of an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Plan") by a Written Consent of the Stockholders in Lieu of a Special Meeting, dated January 8, 1999 (the "Written Consent"). This Information Statement is being mailed on or about March 1, 1999 to all stockholders of record at the close of business on February 5, 1999 (the "Record Date"). As of the Record Date, there were 72,775,868 shares of Common Stock outstanding, each entitled to one vote on each matter of business put to a stockholder vote.

     On January 8, 1999, the Board of Directors of the Company approved an amendment to the 1997 Plan, which increases, from 1,000,000 to 3,000,000, the total number of shares of Common Stock with respect to which options may be granted to any one employee of the Company during any one-year period (the "1997 Plan Amendment"). On January 8, 1999, stockholders holding 42,801,556 shares of Common Stock, representing approximately 59% of the outstanding shares of the Company's Common Stock (the "Majority Stockholders"), executed and delivered the Written Consent approving and adopting the 1997 Plan Amendment. As a result, the 1997 Plan Amendment was approved by a majority of the issued and outstanding shares of Common Stock and no further votes will be needed. The immediate purpose of the 1997 Plan Amendment was to enable the Company to grant Thomas Heymann, who became the Company's Chairman of the Board and Chief Executive Officer on February 8, 1999, options to purchase an aggregate of 3,000,000 shares of Common Stock. Stockholder approval of the 1997 Plan Amendment was obtained so that compensation resulting from such options will constitute qualified "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to inform holders of Common Stock entitled to vote or give an authorization or consent in regard to the action authorized by the Written Consent, of the action being taken.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth compensation earned, whether paid or deferred, by the Company's Chief Executive Officer and its other four most highly compensated executive officers during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended December 31, 1995, 1996 and 1997 and the twelve months ended March 31, 1998.

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                             ANNUAL COMPENSATION     ------------------------
                                            ---------------------                  SECURITIES
                                                                     RESTRICTED    UNDERLYING     ALL OTHER
                                                                       STOCK        OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      SALARY($)    BONUS($)    AWARDS($)        (#)            ($)
---------------------------      -------    ---------    --------    ----------    ----------    ------------
Thomas Heymann.................       --          --          --           --             --           --
  Chairman of the Board
  and Chief Executive
  Officer(1)
Ronald W. Chaimowitz...........  3/31/98(2) $425,962          --           --      1,000,000(4)     4,750(6)
  Chairman of the Board             1997     414,615     251,988(5)        --        500,000        4,750(6)
  and Chief Executive               1996     365,000          --(7)        --        250,000(7)     1,500(6)
  Officer until February 8,
  1999(3)                           1995     300,000          --(8)        --        975,000(8)       718(6)
Harry M. Rubin.................  3/31/98(2)  300,000          --           --        250,000           --
  President of the                  1997     299,808     151,800(5)        --        150,000           --
  International Division(9)         1996     275,000      80,000(5)        --             --           --
                                    1995     250,000      60,000           --        179,829           --
Richard Burns..................  3/31/98(2)  277,885          --           --        140,000        4,750(6)
  Executive Vice President,         1997     266,346     124,817(5)        --         60,000        4,750(6)
  Domestic Publishing(10)(11)       1996     201,538      40,000(5)    49,030(12)         --           --
                                    1995       6,923          --           --        100,000           --
David I. Chemerow..............  3/31/98(2)  256,154          --           --             --           --
  President and Chief               1997     186,923      94,583(5)        --        300,000           --
  Operating Officer(10)(13)         1996          --          --           --             --           --
                                    1995          --          --           --             --           --
Andrew Gregor..................  3/31/98(2)  265,000          --           --         70,000(14)    4,750(6)
  Senior Vice President,            1997     265,000     107,272(5)        --        100,000        4,750(6)
  Finance and Administration,       1996     245,962      40,015(5)        --             --           --
  and Chief Financial
  Officer(10)                       1995      80,962      45,000       41,970(15)    144,000           --
Charles F. Bond................  3/31/98(2)  308,078          --           --             --        4,750(6)
  Senior Vice President of          1997     300,001     743,750(17)       --         50,000        4,750(6)
  the Value Price and               1996     300,001     500,000(17)       --             --           --
  Distribution Division(10)(16)     1995     155,770     233,654(17)       --          6,000           --

---------------
 (1) Since February 8, 1999, Mr. Heymann has served as Chairman of the Board and Chief Executive Officer of the Company. Because Mr. Heymann was unaffiliated with the Company prior to such time, no compensation information with respect to him is presented.

 (2) Represents the twelve months ended March 31, 1998. Effective January 1, 1998, the Company changed its fiscal year end from December 31 to March 31. Because of the nine month overlap with the prior fiscal year ended December 31, 1997, certain information disclosed for the twelve months ended March 31, 1998 also includes information disclosed for 1997.

 (3) Since February 8, 1999, Mr. Chaimowitz has served as Chairman of the Board and Chief Executive Officer of the Company's One Zero Media subsidiary. From April 1998 until February 8, 1999, Mr. Chaimowitz served as Chairman of the Board and Chief Executive Officer of the Company. From February 1995 to April 1998, Mr. Chaimowitz served as President and Chief Executive Officer of the

     Company. From January 1994 to January 1995, Mr. Chaimowitz served as Executive Vice President and General Manager of the Company.

 (4) Includes options to purchase 500,000 shares of Common Stock granted to Mr. Chaimowitz in May 1997 and options to purchase 500,000 shares of Common Stock granted to Mr. Chaimowitz in February 1998.

 (5) This bonus was earned in the year indicated, but paid in the immediately subsequent year.

 (6) Represents Company contributions, on behalf of the Named Executive Officers, to the Company's 401(k) Profit Sharing Plan.

 (7) In lieu of cash bonus for 1996, in February 1997, Mr. Chaimowitz received options to purchase 250,000 shares of Common Stock at an exercise price of $14.00 per share. The closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on the date of the grant was $8.125 per share. Such options become exercisable in four equal annual installments commencing on February 7, 1998.

 (8) In lieu of cash bonus for 1995, in December 1995, Mr. Chaimowitz received options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $14.00 per share.

 (9) From March 1995 to April 1998, Mr. Rubin served as Executive Vice President and General Manager -- International Division and Business Affairs of the Company. From June 1994 to August 1995, Mr. Rubin served as Chief Financial Officer of the Company.

(10) Messrs. Burns, Gregor, Bond and Chemerow joined the Company in December, August and June 1995 and May 1997, respectively, and accordingly, the information contained herein for the years ended December 31, 1995 and 1997 reflects a partial year.

(11) From December 1995 to May 1997, Mr. Burns served as Senior Vice President, Sales, of the Company. Mr. Burns resigned from the Company on May 29, 1998.

(12) Represents the dollar value (net of consideration paid) of the award of restricted stock calculated by multiplying the market price of the Company's Common Stock on the date of grant, $19.125 per share, by the number of shares awarded. These shares vested on December 30, 1996.

(13) From May 1997 to April 1998, Mr. Chemerow served as Executive Vice President and Chief Operating Officer of the Company.

(14) Includes options to purchase 30,000 shares of Common Stock granted to Mr. Gregor in May 1997 and options to purchase 40,000 shares of Common Stock granted to Mr. Gregor in December 1997.

(15) Represents the dollar value (net of the consideration paid) of the award of restricted stock, calculated by multiplying the initial public offering price of the Company's Common Stock, $14.00 per share, by the number of shares awarded. These shares vested on June 30, 1996.

(16) Mr. Bond is the Senior Vice President of the Value Price and Distribution Division, where he has served since the consolidation of the Slash Division with the operations of WizardWorks Group, Inc., a wholly-owned subsidiary of the Company. Prior thereto, Mr. Bond served as President of the Slash Division since June 1995.

(17) Represents an annual bonus payable under an employment agreement, which the Company and Mr. Bond entered into in connection with the acquisition of Slash Corporation ("Slash"). See "Employment Agreements." This bonus was earned in the year indicated, but the entire amount or a portion thereof was paid in the immediately subsequent year.

     Option Grants. Information relating to grants of stock options under the Company's stock incentive plans to the Named Executive Officers during the fiscal year ended December 31, 1997 is incorporated herein by reference to the Company's 1998 Proxy Statement.

     Aggregate Option Exercises and Year-End Option Values. Information relating to the exercise of stock options during the fiscal year ended December 31, 1997 for each of the Company's Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers is incorporated herein by reference to the Company's 1998 Proxy Statement.

10-YEAR OPTION REPRICING

     Information relating to the repricing of options held by Mr. Burns, one of the Named Executive Officers, is incorporated herein by reference to the Company's 1998 Proxy Statement.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company is paid an annual retainer of $15,000 and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof he attends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the ten months ended January 31, 1999, the Company's Compensation Committee consisted of Joseph J. Cayre, Stanley Cayre, Steven A. Denning and Jordan A. Levy.

     Certain members of the Compensation Committee engaged in related transactions as follows:

     Leases. In May 1995, G.T. Interactive Software (Europe) Limited, the Company's European subsidiary, entered into a lease with respect to its principal executive offices with Marylebone 248 Realty LLC ("Marylebone 248"), an entity controlled by Joseph J. Cayre and Jack J. Cayre, an Executive Vice President and a director of the Company. This lease expires in 2020. During the ten months ended January 31, 1999, the Company paid approximately $223,000 in rent to Marylebone 248.

     Transactions with GoodTimes Home Video Corp.("GTHV"). During the year ended December 31, 1996, the Company sold approximately $3,488,000 of software products to GTHV, a majority of whose stock is owned by Joseph J. Cayre, Stanley Cayre and Kenneth Cayre, a stockholder and former director of the Company. In connection with the sales of such products, the Company had a receivable from GTHV for approximately $2,996,000 at December 31, 1997. In February 1998, $2,869,000 of such receivable was paid. The balance due the Company remains open as of January 31, 1999.

     GTHV also performs certain assembly and packaging services for the Company. During the ten months ended January 31, 1999, the Company paid approximately $983,000 in fees for such services.

     REPS Agreement. In servicing its mass merchant accounts, the Company uses field representatives supplied by REPS, a company owned by Joseph J. Cayre, Stanley Cayre and Kenneth Cayre. REPS provides such services to the Company as well as to third parties not affiliated with the Cayre family. The Company had an agreement with REPS pursuant to which REPS supplied such services, at its cost, which expired on December 31, 1997. The Company is currently operating on a month to month basis under the terms of the expired agreement. During the ten months ended January 31, 1999, the Company paid approximately $2,705,000 in fees to REPS.

     Travel Services. The Company occasionally hires JT Aviation Corp. ("JTAC"), a company owned by Joseph J. Cayre, and Excel Aire Service, Inc. ("Excel") to provide business travel services for its officers and employees. Excel leases its planes from JTAC. Excel is not owned in whole or in part by any member of the Cayre family. JTAC and Excel provide air travel to the Company at an hourly rate and on an as needed as available basis. During the ten months ended January 31, 1999, the Company paid approximately $228,000 and $267,000 to JTAC and Excel, respectively.

     Transactions with ClientLogic. The Company has entered into agreements with ClientLogic Corporation (formerly doing business as SOFTBANK Services Group) ("ClientLogic") pursuant to which ClientLogic (i) provides toll-free customer support for some of the Company's published products and (ii) takes direct customer orders and provides fulfillment services for the Company, in each case on a per service basis. Both agreements provide for automatic renewal on a month to month basis upon expiration unless terminated by either party. Pursuant to their terms, the agreements have been renewed on a month to month basis since the expiration of the agreement providing for customer support service on December 17, 1996 and the expiration of the agreement providing for the fulfillment service on August 2, 1997. During the ten months ended January 31, 1999, the Company paid approximately $85,000 in fees to ClientLogic. Jordan
A. Levy is Vice Chairman of ClientLogic.

     Purchases of Computer Equipment. From time to time, the Company purchases computer equipment from and sells computer software to RCS Computer Experience, LLC ("RCS"). In June 1998, Rockwell Computer Services, LLC, a company controlled by Joseph J. Cayre, purchased approximately a 70% interest in RCS. During the ten months ended January 31, 1999, the Company paid approximately $24,000 to RCS and generated approximately $18,000 in net revenues from RCS.

     Leasing Transactions. The Company has entered into agreements with an unaffiliated leasing company for computer equipment. This leasing company purchases computer equipment from various vendors including RCS. During the ten months ended January 31, 1999, the leasing company paid approximately $211,000 to RCS for equipment leased by the Company.

     The Company believes that the terms of the foregoing transactions are no less favorable to the Company than could be obtained by the Company from unrelated parties on an arm's-length basis.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Ronald W. Chaimowitz, pursuant to which he would serve as President-Chief Executive Officer and/or Chairman of the Board of Directors of the Company, in each case as determined in the sole discretion of the Company's Board of Directors, for a five-year term ending on April 27, 2003. On April 28, 1998, Mr. Chaimowitz was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company. The agreement provided that Mr. Chaimowitz's annual salary would be $550,000. Such base salary would be increased at the sole discretion of the Board of Directors, provided, however, that if the Company's net sales exceed $1 billion for any fiscal year ending during the term of his employment, Mr. Chaimowitz's base salary would be increased to an annual rate of $600,000. In addition, Mr. Chaimowitz would be eligible to receive bonuses and stock option grants at the discretion of the Board of Directors, provided that Mr. Chaimowitz would participate in the Company's senior executive bonus plan with a target bonus of 60% of his base salary. Mr. Chaimowitz would be entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Chaimowitz agreed not to engage in any competitive business until the later of April 27, 2003 or, if his employment with the Company were terminated for disability, or other than for cause, or he were to resign for Good Reason (as defined in the agreement), then for so long as the Company continues to pay him severance payments pursuant to the agreement. If Mr. Chaimowitz's employment were not terminated prior to a Change of Control (as defined below), then his obligation not to engage in any competitive business would be limited to a period equal to the greater of (i) one year from the date of such Change of Control or (ii) the period during which he remains employed by the Company or its successor and parent company, if any. In addition, if, following a Change of Control, there would occur Good Reason (as defined in the agreement), Mr. Chaimowitz was not the President-Chief Executive Officer and/or Chairman of the Board of Directors of the Company or its successor and parent company, or if Mr. Chaimowitz's employment were terminated other than for cause, then Mr. Chaimowitz could, within 90 days of any such event, terminate his employment with the Company or its successor and parent company and in such case he would receive severance payments otherwise payable under the agreement with the same effect as if he were terminated without cause or resigned with Good Reason. Upon the happening of a Change of Control, or if Mr. Chaimowitz were terminated without cause, or for disability, or he were to resign for Good Reason, or upon his death, all options then held by Mr. Chaimowitz would immediately vest and become exercisable. For purposes of the agreement, the term Change of Control means any of the following: (a) any person, as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, fiduciaries or trustees under the Company's employee benefit plan, members of the Cayre family, General Atlantic Partners, LLC ("GAP"), entities controlled or managed by GAP, or any entity more than 50% owned beneficially by any of the aforementioned), becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Company's then outstanding securities; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new director approved by such persons), cease for any reason to constitute at least a majority of the Board of Directors; (c) the approval by the Company's stockholders of certain mergers or consolidations of the Company with any other entity; or (d) the approval by the Company's stockholders of a pla n of complete liquidation of the Company or an agreement for the sale or distribution of all or substantially all of the Company's assets.

     On February 8, 1999, Thomas Heymann became Chairman of the Board and Chief Executive Officer of the Company and Mr. Chaimowitz became Chairman of the Board and Chief Executive Officer of the Company's One Zero Media subsidiary. The Company has agreed to pay Mr. Chaimowitz the amount of $1.4 million on or before March 31, 1999 in lieu of certain severance payment obligations under his existing employment agreement. The Company and Mr. Chaimowitz are currently negotiating an amended employment agreement. However, there can be no assurance that such negotiations will be successful. In the event that such negotiations are not successful, Mr. Chaimowitz would be entitled to terminate his existing employment agreement for Good Reason (as defined in such agreement) and to receive additional severance payments under his agreement over the remainder of the term of that agreement.

     The Company has entered into an employment agreement with Harry M. Rubin, pursuant to which he serves as Executive Vice President and General Manager -- International Division and Business Affairs for a three-year term ending on December 31, 2001. On April 28, 1998, Mr. Rubin was appointed President of the International Division. The agreement provides that Mr. Rubin's annual salary is $360,000 for the year ending December 31, 1998, subject to annual review during the term of Mr. Rubin's agreement in increases of not less than 5% per year, but otherwise in the Company's discretion. In addition, Mr. Rubin is eligible to receive bonuses and stock option grants at the discretion of the Board of Directors, provided that Mr. Rubin will participate in the Company's senior executive bonus plan with a target bonus of 50% of his base salary. Mr. Rubin is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Rubin has agreed not to engage in any competitive business until the later of December 31, 2001 or, if his employment with the Company is terminated for disability, or other than for cause, or he resigns for Good Reason (as defined in the agreement), then for so long as the Company continues to pay him severance payments pursuant to the agreement. If Mr. Rubin's employment is not terminated prior to a Change of Control (as defined above), then his obligation not to engage in any competitive business is limited to a period equal to the greater of (i) two years from the date of such Change of Control or (ii) the period during which he remains employed by the Company or its successor and parent company, if any. In addition, if, following a Change of Control, there occurs Good Reason (as defined in the agreement), Mr. Rubin is not an Executive Vice President of the Company, its successor or parent company, or if Mr. Rubin's employment is terminated other than for cause, then Mr. Rubin may, within 90 days of any such event, terminate his employment with the Company or its successor and parent company and in such case he will receive severance payments otherwise payable under the employment agreement with the same effect as if he were terminated without cause or resigned with Good Reason. Upon the happening of a Change of Control, or if Mr. Rubin is terminated without cause, or for disability, or he resigns for Good Reason or upon his death, all options then held by Mr. Rubin will immediately vest and become exercisable.

     The Company has entered into an amended employment agreement with David Chemerow, pursuant to which he serves as President and Chief Operating Officer of the Company for a three-year term ending on May 14, 2000. The agreement provides that Mr. Chemerow's annual salary is $360,000, that his base salary will be subject to discretionary increase by the Company's Board of Directors and that Mr. Chemerow will be eligible to receive annual bonuses not to exceed an amount equal to 50% of his base salary in effect at such time, in such amounts as determined by the Company's Chief Executive Officer and the Board of Directors. Mr. Chemerow is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, Mr. Chemerow has agreed not to engage in any competitive business until the later of May 14, 2000 or, if his employment with the Company is terminated for disability or other than for cause, then for so long as the Company continues to pay him severance payments pursuant to the agreement. If Mr. Chemerow's employment is not terminated prior to a Change of Control (as defined above), then his obligation not to engage in any competitive business is limited to a period equal to the greater of (i) two years from the date of such Change of Control or (ii) the period during which he remains employed by the Company or its successor and parent company, if any. If, following a Change of Control, (i) Mr. Chemerow's employment is terminated other than for cause (including a deemed termination as defined in the agreement) or (ii) Mr. Chemerow is required to relocate as described in the agreement, then at any time within 90 days of any such event, Mr. Chemerow may terminate his employment with the Company or its successor and parent company and in such case he will receive severance payments otherwise payable under the agreement with the same effect as if he were terminated without cause. Upon the happening of a Change of Control, or if Mr. Chemerow's employment is terminated without cause, all options then held by Mr. Chemerow will immediately vest and become exercisable.

     The Company has entered into a severance pay agreement with Mr. Gregor. The agreement terminates on the earlier of (i) the date the Company terminates his employment by written notice for any reason, (ii) the date he voluntarily resigns from his employment, or (iii) the date the agreement is superseded by any other written agreement between the Company and Mr. Gregor. Upon the termination of his employment with the Company, Mr. Gregor will receive severance payments payable under the agreement. The agreement was amended in October 1998 to provide that in the event of a change of control, the Company will terminate his employment and he will receive severance payments otherwise payable under the agreement with the same effect as if he were terminated for any reason other than for Cause (as defined in the agreement) or for Disability (as defined in the agreement). The amendment further provides that the Company will, on the earlier of (i) March 31, 1999 or (ii) the date the change of control becomes effective, waive all payments of principal and interest which are or will be due under Mr. Gregor's Amended and Restated Promissory Note date March 13, 1998 in the principal amount of $250,000.

     The Company has entered into an employment agreement with Charles F. Bond, pursuant to which he serves as Senior Vice President of the Value Price and Distribution Division of the Company for a two-year term ending on June 30, 2000. The agreement also establishes a base salary of $375,000 per annum through June 30, 1999 and $400,000 per annum thereafter for the term of employment and provides that Mr. Bond will receive an annual bonus of $375,000 for the period ending June 30, 1999 and $400,000 for the period ending June 30, 2000. In addition, upon execution of his current employment agreement in August 1998, Mr. Bond was granted options to purchase 200,000 shares of Common Stock and was paid a one-time signing bonus of $100,000. Mr. Bond is entitled to participate in the Company's employee benefit plans generally available to the Company's senior executives. In addition, in connection with the purchase of Slash by the Company, as of June 23, 1995, the Company entered into a Non-Competition Agreement with Mr. Bond, pursuant to which he has agreed not to be involved in any competing business in the United States until the earlier of one year following termination without cause or June 23, 2000.

     The Company has entered into an employment agreement with Thomas Heymann, pursuant to which he will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company for a four-year term commencing on February 8, 1999. The agreement provides that Mr. Heymann's annual salary is $612,000. Such base salary will be increased annually by no less than 5%, and may be increased further at the sole discretion of the Board of Directors. In addition, Mr. Heymann is eligible to receive bonuses and stock option grants at the sole discretion of the Board of Directors or the applicable committee thereof, provided that Mr. Heymann will participate in the Company's senior executive bonus plan with a target bonus equal to 60% of his base salary and that for the fiscal year ending March 31, 2000, Mr. Heymann will receive a minimum guaranteed bonus of no less than $150,000. Mr. Heymann was granted options to purchase 3,000,000 shares of Common Stock and was paid a one time commencement bonus of $250,000. Mr. Heymann is entitled to participate in the employee benefit plans generally available to the Company's senior executives. With certain exceptions, Mr. Heymann has agreed not to engage in any competitive business for the term of his agreement. If his employment with the Company is terminated other than for cause, death, retirement, voluntary resignation or disability, or if he resigns for Good Reason (as defined in the agreement), then the Company will continue to pay him severance payments pursuant to the agreement. If, following a Change of Control (as defined above), Mr. Heymann resigns for Good Reason, or he is no longer Chairman of the Board of Directors and Chief Executive Officer of the Company, its successor or its parent, if any, or Mr. Heymann's employment by the Company, its successor or parent company, if any, is terminated for any reason other than cause, then, at any time within 90 days of such event, Mr. Heymann may terminate his employment with the Company, its successor or parent company, if any, and in such case he would receive severance payments otherwise payable to him under the agreement, as if he were terminated without cause or he resigned for Good Reason. Upon the happening of a Change of Control, or if Mr. Heymann's employment with the Company is terminated by the Company for any reason other than for cause, or if Mr. Heymann voluntarily resigns for Good Reason, then all options previously granted to him will immediately vest and become exercisable.

     Each of the employment agreements prohibits disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Report of the Compensation Committee is incorporated herein by reference to the Company's 1998 Proxy Statement.

                            STOCK PERFORMANCE GRAPH

     The Stock Performance Graph is incorporated herein by reference to the Company's 1998 Proxy Statement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of February 10, 1999, concerning the Common Stock of the Company beneficially owned(i) by each director of the Company,(ii) by the Named Executive Officers(other than Mr. Burns who resigned from the Company on May 29, 1998) and all executive officers and directors as a group, and(iii) by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
NAME                                                            SHARES      PERCENT
----                                                          ----------    -------
Joseph J. Cayre(1)..........................................  13,909,388     19.1
Jack J. Cayre(2)............................................   3,794,585      5.2
Stanley Cayre(3)............................................   8,843,923     12.2
Kenneth Cayre(4)............................................   8,825,135     12.1
Thomas Heymann(5)...........................................           0        *
Ronald W. Chaimowitz(6).....................................   1,952,584      2.6
General Atlantic Partners, LLC(7) 3 Pickwick Plaza,
  Greenwich, CT 06830.......................................   7,428,525     10.2
Steven A. Denning(8)........................................   7,428,525     10.2
William E. Ford(9)..........................................   7,428,425     10.2
Jordan A. Levy(10)..........................................      83,500        *
Harry M. Rubin(11)..........................................     295,428        *
Alvin N. Teller(12).........................................      47,500        *
Phillip J. Riese(13)........................................      20,500        *
Various trusts for the benefit of the children of Joseph J.
  Cayre 417 Fifth Avenue, New York, NY 10016................   6,380,000      8.8
Various trusts for the benefit of the children of Stanley
  Cayre 417 Fifth Avenue, New York, NY 10016................   4,720,670      6.5
Various trusts for the benefit of the children of Kenneth
  and Lillian Cayre 417 Fifth Avenue, New York, NY 10016....   7,119,688      9.8
David I. Chemerow(14).......................................     185,752        *
Andrew Gregor(15)...........................................     163,000        *
Charles F. Bond(16).........................................   1,943,900      2.7
All executive officers and directors as a group(16
  persons)(17)..............................................  39,009,473     51.9

---------------
  *  Less than 1%

 (1) Includes 6,380,000 shares in the aggregate held in various trusts for the benefit of Joseph J. Cayre's children, for which trusts his wife serves as trustee. Also includes 1,759,388 shares held by a charitable foundation for which Joseph J. Cayre and his wife serve as trustees. Joseph J. Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation. Also includes 420,000 shares held by Joseph J. Cayre in grantor retained annuity trusts.

 (2) Includes 105,000 shares held by Jack J. Cayre in grantor retained annuity trusts, 475,085 held by a charitable foundation for which he serves as trustee, and 284,500 shares subject to options exercisable within 60 days. Jack J. Cayre disclaims beneficial ownership of the shares held by such foundation.

 (3) Includes 4,720,670 shares in the aggregate held in various trusts for the benefit of Stanley Cayre's children, for which trusts his wife serves as trustee. Also includes 633,000 shares held by a charitable foundation for which Stanley Cayre and his wife serve as trustees. Stanley Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation. Also includes 114,658 shares held by Stanley Cayre in a grantor retained annuity trust.

 (4) Includes 7,119,688 shares in the aggregate held in various trusts for the benefit of Kenneth and Lillian Cayre's children, for which trusts Lillian Cayre serves as trustee. Also includes 50,000 shares held by a charitable foundation for which Kenneth Cayre and Lillian Cayre serve as trustees. Kenneth Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation. Also includes 41,242 shares held by Kenneth Cayre in a grantor retained annuity trust.

 (5) As of February 10, 1999, Mr. Heymann did not beneficially own any shares of Common Stock of the Company.

 (6) Includes 84,380 shares held in a trust for the benefit of Ronald W. Chaimowitz's daughter, for which trust Ronald W. Chaimowitz's wife serves as trustee. Ronald W. Chaimowitz disclaims beneficial ownership of such shares. Also includes 1,238,750 shares subject to options exercisable within 60 days.

 (7) Also includes 4,184,545 shares held by General Atlantic Partners 16, L.P. ("GAP 16"), 2,092,273 shares held by General Atlantic Partners 19, L.P. ("GAP 19"), 647,707 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment") and 504,000 shares held by General Atlantic Partners II, L.P. ("GAP II"). The general partner of GAP 16, GAP 19 and GAP II is General Atlantic Partners, LLC, a Delaware limited liability company ("GAP"). The managing members of GAP, including Steven A. Denning and William E. Ford, directors of the Company, are the general partners of GAP Coinvestment. Messrs. Denning and Ford are the Executive Managing Member and a managing member, respectively, of GAP. Messrs. Denning and Ford disclaim beneficial ownership of shares owned by GAP 16, GAP 19, GAP Coinvestment and GAP II, except to the extent of their respective pecuniary interests therein. Does not include 600,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share, acquired by GAP on February 23, 1999. Each share of Series A Convertible Preferred Stock is convertible at any time into ten shares of Common Stock.

 (8) Also includes 4,184,545 shares held by GAP 16, 2,092,273 shares held by GAP 19, 647,707 shares held by the GAP Coinvestment and 504,000 shares held by GAP II. Mr. Denning disclaims beneficial ownership of shares owned by GAP 16, GAP 19, GAP Coinvestment and GAP II, except to the extent of his respective pecuniary interests therein.

 (9) Also includes 4,184,545 shares held by GAP 16, 2,092,273 shares held by GAP 19, 647,707 shares held by GAP Coinvestment and 504,000 shares held by GAP
     II. Mr. Ford disclaims beneficial ownership of shares owned by GAP 16, GAP 19, GAP Coinvestment and GAP II, except to the extent of his respective pecuniary interests therein.

(10) Includes 75,000 shares subject to options exercisable within 60 days.

(11) Represents 295,428 shares subject to options exercisable within 60 days.

(12) Includes 15,000 shares subject to options exercisable within 60 days.

(13) Includes 7,500 shares subject to options exercisable within 60 days.

(14) Includes 112,500 shares subject to options exercisable within 60 days.

(15) Includes 160,000 shares subject to options exercisable within 60 days.

(16) Includes 50,000 shares held by Mr. Bond's wife (as to which shares he disclaims beneficial ownership), 96,153 shares held in a grantor retained annuity trust, and 29,500 shares subject to options exercisable within 60 days.

(17) Includes an aggregate of 2,393,928 shares subject to options exercisable within 60 days. Also includes 21,450 shares which are held in escrow and subject to certain indemnification rights of the Company. Excludes shares owned by Mr. Burns who resigned from the Company on May 29, 1998.

              AMENDMENT TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN

     On January 8, 1999, the Board of Directors of the Company (and the Majority Stockholders in the Written Consent) approved the 1997 Plan Amendment, which increases, from 1,000,000 to 3,000,000, the total number of shares of Common Stock with respect to which options may be granted to any one employee of the Company during any one-year period. The immediate purpose of the 1997 Plan Amendment is to enable the Company to grant Thomas Heymann, who became the Company's Chairman of the Board and Chief Executive Officer as of February 8, 1999, options to purchase an aggregate of 3,000,000 shares of Common Stock. Stockholder approval of the 1997 Plan Amendment was obtained so that compensation resulting from such options will constitute qualified "performance-based compensation" under Section 162(m) of the Code. See "Interest of Certain Persons in 1997 Plan Amendment." The Majority Stockholders' Written Consent will become effective on March 21, 1999, which date is at least 20 days after the Company has mailed this Information Statement to the stockholders of the Company.

     The Board of Directors believes that the 1997 Plan Amendment is in the best interests of the Company and its stockholders. In the highly competitive market for managerial and executive talent, the availability of an adequate stock option program is an important factor in the Company's ability to recruit, retain and motivate qualified directors, officers and employees who are essential to the success of the Company and in aligning their long-term interests with those of the Company's stockholders. In particular, the 1997 Plan Amendment is an integral part of the Company's efforts to recruit and provide incentives for Mr. Heymann and to retain and provide incentives to the Company's existing management and employees. The Company's future success will be substantially impacted by the efforts of these individuals.

     The major features of the 1997 Plan are summarized below, which summary is qualified in its entirety by the actual text of the 1997 Plan. The Company will furnish without charge a copy of the 1997 Plan to any stockholder of the Company upon receipt from any such person of an oral or written request for the 1997 Plan. Such request should be sent to the Company at GT Interactive Software Corp., 417 Fifth Avenue, New York, New York 10016, Attention: Director, Investor Relations, or made by telephone at (212) 726-6500.

     General. The 1997 Plan provides for awards in the form of (i) incentive stock options, (ii) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "options"), (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, (vi) dividend equivalent rights and (vii) other stock based awards. Awards may be made to such directors, officers and other employees of the Company and its subsidiaries (including employees who are directors and prospective employees who become employees), and to such consultants to the Company and its subsidiaries, as the Committee in its discretion selects (collectively, "key persons").

     Administration. The 1997 Plan may be administered by the Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee are authorized to construe, interpret and implement the provisions of the 1997 Plan, to select the key persons to whom awards will be granted, to determine the terms and provisions of such awards, and to amend outstanding awards. The determinations of the Board of Directors and the Compensation Committee are made in their sole discretion and are conclusive. The Compensation Committee presently consists of Messrs. Joseph J. Cayre, Steven A. Denning, Jordan A. Levy and Alvin N. Teller.

     In January 1998, the Board of Directors established an Executive Stock Option Subcommittee of the Compensation Committee, comprised of Messrs. Denning and Teller. The Executive Stock Option Subcommittee may, without further approvals by the Board of Directors or the Compensation Committee, consider and grant any stock-based compensation permitted under the 1997 Plan, and modify or amend any existing grants, to directors, executive officers and certain other employees of the Company. The full Board of Directors, however, retains the authority to make any such grants, modifications or amendment, independent of the Executive Stock Option Subcommittee or the Compensation Committee. (As used herein, "Committee" refers to the Compensation Committee, the Executive Stock Option Subcommittee and/or the Board of Directors as appropriate).

GRANTS UNDER THE 1997 PLAN

     Stock Options. Unless the Committee expressly provides otherwise, an option will become exercisable as to 20% of the shares subject thereto on each of the first through fifth anniversaries of the grant. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee, provided that the option exercise price shall be no less than 100% of the fair market value of a share of the Common Stock on the date of grant in the case of an incentive stock option. The option exercise price is payable in cash, or, with the consent of the Committee, by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to part or all of the option exercise price, or by such other payment method as the Committee may prescribe.

     Currently, the total number of shares of Common Stock with respect to which options may be granted to any one employee during any one year period may not exceed 1,000,000. The 1997 Plan Amendment increases the maximum number of shares of Common Stock with respect to which options may be granted to any one employee during any one year period to 3,000,000.

     As of March 31, 1998, the Company had granted options to purchase 2,262,757 shares of Common Stock under the 1997 Plan. The following table sets forth the options which were granted under the 1997 Plan as of such date. For information with respect to options granted to Mr. Heymann subsequent to that date, see
"-- New Plan Benefits."

NAME                                                          OPTIONS GRANTED
----                                                          ---------------
Ronald W. Chaimowitz........................................       500,000
  Chairman of the Board and Chief Executive Officer until
     February 8, 1999
Harry M. Rubin..............................................       250,000
  President of the International Division
David I. Chemerow...........................................       100,000
  President and Chief Operating Officer
Andrew Gregor...............................................        40,000
  Senior Vice President, Finance and Administration, and
     Chief Financial Officer
Charles F. Bond.............................................             0
  Senior Vice President of The Value Price and Distribution
     Division
Executive Group (9 persons).................................     1,225,000
Non-Employee Director Group (7 persons).....................        30,000
Non-Executive Employee Group (119 persons)..................     1,007,757

     Stock Appreciation Rights. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the 1997 Plan. Generally, no stock appreciation right will be exercisable at a time when any option to which it relates is not exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and to receive from the Company an amount equal to the aggregate appreciation (since the date of the grant, or over the option exercise price if the stock appreciation right is granted in connection with an option) in the shares of Common Stock in respect of which such stock appreciation right is being exercised. Payment due upon exercise of a stock appreciation right may be in cash, in Common Stock, or partly in each, as determined by the Committee in its discretion.

     Restricted Stock. The Committee may grant or sell restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Committee shall determine in its discretion. Certificates for the shares of Common Stock covered by a restricted stock award will remain in the possession of the Company until such shares are free of restrictions. Subject to the applicable restrictions, the grantee has the rights of a stockholder with respect to the restricted stock.

     Restricted Stock Units. The Committee may grant restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion. Restricted stock units are intended to give the recipient the economic equivalent of actual restricted shares of stock, while postponing the tax consequences. A restricted stock unit is an unsecured promise to transfer an unrestricted share of stock at a specified future maturity date (which can be later than the vesting date at which the right to receive the shares becomes nonforfeitable) selected by the recipient of the unit at the time of grant or subsequent thereto.

     Dividend Equivalent Rights. The Committee may include in any award a dividend equivalent right entitling the recipient to receive amounts equal to the ordinary dividends that would have been paid, during the time such award is outstanding, unexercised or not vested, on the shares of Common Stock covered by such award if such shares were then outstanding.

     Other Stock Based Awards. The 1997 Plan permits the Committee to grant other stock based awards, such as performance shares or unrestricted stock, subject to such terms and conditions as the Committee deems appropriate.

     Performance Shares. The Committee may grant performance share awards to such key persons, in such amounts, and subject to such terms and conditions, as the Committee shall determine in its discretion. The grantee of such an award will be entitled to receive shares of Common Stock or the cash value thereof if performance goals specified by the Committee are met.

TERMINATION OF EMPLOYMENT OR SERVICE

     Options and Stock Appreciation Rights. Unless the Committee otherwise specifies: (i) all options and stock appreciation rights not yet exercised shall terminate upon termination of the grantee's employment or service by reason of discharge for cause; (ii) if a grantee's employment or service terminates for reasons other than cause or death, the grantee's options and/or stock appreciation rights generally will be exercisable for 90 days after termination to the extent that they were exercisable at termination, but not after the expiration date of the award; and (iii) if a grantee dies while in the Company's employ or service or during the aforementioned post-employment exercise period, the grantee's options and/or stock appreciation rights will, to the extent exercisable immediately prior to death, generally remain exercisable for one year after the date of death, but not after the expiration date of the award.

     Restricted Stock. If a grantee's employment or service terminates for any reason, the Company will have the right to require forfeiture of restricted shares in exchange for any amount paid by the grantee for such shares.

     Other Features of the 1997 Plan. The Committee may amend any outstanding award, including, without limitation, by amendment which would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions on the award. The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the 1997 Plan at any time or from time to time; provided, however, that stockholder approval shall be obtained to the extent necessary to comply with
Section 422 of the Code (relating to the grant of incentive stock options) and other applicable law. Unless sooner terminated by the Board of Directors, the provisions of the 1997 Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the 1997 Plan by the Board of Directors. All awards made under the 1997 Plan prior to its termination shall remain in effect until they are satisfied or terminated.

     In the event of a merger or consolidation of the Company with or into any other corporation or entity, outstanding awards shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion, to accelerate the date on which an award becomes exercisable or fully vested. In the absence of an assumption or substitution of awards, awards shall, to the extent not exercised, terminate as of the date of the closing of the merger.

     Tax Consequences. The following description of the tax consequences of awards under the 1997 Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1997 Plan.

     There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of an incentive stock option, the optionee will not realize any income, and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. However, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income, and the Company will be entitled to a deduction in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less); the remainder of any gain to the optionee will be treated as capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company.

     The grant of a stock appreciation right or restricted stock unit award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will include in gross income an amount equal to the fair market value of any shares of Common Stock and/or any cash received, and the Company will be entitled to a tax deduction in the same amount. An award of restricted shares of Common Stock will not result in income for the grantee or in a tax deduction for the Company until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will include in gross income an amount equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount.

     Limitations on the Company's Compensation Deduction. Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers to the extent that compensation paid to such officers for a year exceeds $1.0 million, unless such compensation meets certain criteria. The Company believes that compensation realized from stock options and stock appreciation rights granted under the 1997 Plan generally will satisfy the requirements of Section 162(m) of the Code if the options or stock appreciation rights are granted by a committee of "outside directors" (as defined under Section 162(m)); however, there is no assurance that such awards will satisfy such requirements. In addition, because other awards under the 1997 Plan will generally not meet the requirements of Section 162(m) of the Code, the deduction attributable to any compensation realized under any such awards to the affected executive officers may be limited.

     New Plan Benefits. The following table sets forth the number of shares subject to stock options being granted under the 1997 Plan, as amended pursuant to the 1997 Plan Amendment, during fiscal year 1999 which are determinable as of the date of this Information Statement. Because awards under the 1997 Plan are authorized by the Committee in its discretion, no other future awards are determinable as of the date of this Information Statement.

                                                               NUMBER OF SHARES
NAME AND POSITION                                             UNDERLYING OPTIONS    DOLLAR VALUE
-----------------                                             ------------------    ------------
Thomas Heymann..............................................      3,000,000(1)               (2)
  Chairman of the Board and Chief Executive Officer

---------------
(1) Mr. Heymann was granted options to purchase an aggregate of 3,000,000 shares of Common Stock. The options will vest in four equal annual installments commencing on February 8, 2000 at the following exercise prices: (i) 2,250,000 at $5 per share (the fair market value of the Common Stock on the date of grant), (ii) 250,000 at $10 per share, (iii) 250,000 at $15 per share, and (iv) 250,000 at $20 per share. The options expire on February 8, 2009, unless earlier terminated as set forth in Mr. Heymann's employment agreement with the Company.

(2) The dollar value of the option grant to Mr. Heymann cannot be determined because the value depends on, among other factors, the Company's future stock price.

               INTEREST OF CERTAIN PERSONS IN 1997 PLAN AMENDMENT

     On January 8, 1999, the Board of Directors approved the 1997 Plan Amendment and Thomas Heymann was granted options to purchase 3,000,000 shares of Common Stock, effective upon his commencement of employment on February 8, 1999. Options as to 2,000,000 shares were subject to approval of the 1997 Plan Amendment. On January 8, 1999, the Majority Stockholders executed and delivered the Written Consent approving and adopting the 1997 Plan Amendment. See "Amendment to the Company's 1997 Stock Incentive Plan."

                                          By Order of the Board of Directors,

                                          STANLEY CAYRE
                                          Secretary and Director

New York, New York
March 1, 1999